UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 28, 2010

City National Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-10521	95-2568550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

City National Plaza 555 S. Flower Street, Los Angeles, California	90071
(Address of Principal Executive Offices)	(Zip Code)

(213) 673-7700
(Registrant's Telephone Number, Including Area Code)

________________________________________________________________________________
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On May 28, 2010, City National Corporation issued a press release announcing that its wholly-owned subsidiary, City National Bank, has assumed substantially all deposits and certain assets and liabilities of Sun West Bank, a state-chartered bank headquartered in Las Vegas, Nevada, under the terms of a Purchase and Assumption Agreement with the Federal Deposit Insurance Corporation. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

City National expects the acquisition to be accretive to earnings per share in 2010. Following a 47-percent fair market value adjustment, the loan balances acquired from Sun West Bank are expected to total approximately $134 million. This loan portfolio is expected to yield approximately 7.0 percent. City National also will record an FDIC receivable of approximately $101 million that reflects the current value of the expected net cash reimbursement for loan and other real estate losses. The receivable is expected to yield approximately 4 percent. City National expects the acquisition to add upfront bargain purchase income of approximately $25 million in the second quarter of 2010.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

99.1     Press Release, dated May 28, 2010, announcing the Acquisition.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

City National Corporation
May 28, 2010	/s/ MICHAEL B. CAHILL Michael B. Cahill Executive Vice President, General Counsel, and Corporate Secretary (Authorized Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibits
99.1	Press Release, dated May 28, 2010, announcing the Acquisition